EMPLOYMENT AGREEMENT

      THIS AGREEMENT made this 15 day of August l996, by and between STARLOG FRANCHISE CORPORATION, a New Jersey corporation having its office in Clearwater, Florida, hereinafter referred to as "Employer", JACK J. FITZGERALD, hereinafter referred to as "Employee", and HOPE ASSOCIATES, LLC, a New Jersey limited liability company, hereinafter referred to as "Hope", entered into in the City of Clearwater, County of Pinellas, State of Florida.

      The parties recite that:

      A. Employer is engaged in the business of retail sales of personal property bearing licensed logos throughout the United States and internationally and maintains business premises at Clearwater, Florida.

      B. Employee is willing to be employed by Employer, and Employer is willing to employ or continue employment of Employee, on the terms and conditions hereinafter set forth.

      C. Hope has provided financing to Employer and, being desirous of obtaining Employee's continued employment is willing to provide the common stock of Employer to Employee called for in this Agreement.

For the reasons set forth above, and in consideration of the mutual covenants and promises of the parties, the sufficiency of which the parties hereby acknowledge, Employer, Employee, and Hope covenant and agree as follows:

1.    Agreement to Employ or to Continue Employment; Term of Agreement.

      Employer hereby employs Employee for the position of President, and Employee hereby accepts and agrees to such employment and both parties hereby cancel any prior Employment Agreement between parties.

2.    Description of Employee's Duties.

      Subject  to the  supervision  and  pursuant  to the  orders,  advice,  and direction of Employer, Employee shall perform such duties as are customarily performed by one holding such position in other businesses or enterprises of the same or similar nature as that engaged in by Employer. Employee shall additionally render such other and unrelated services and duties as may be assigned to his from time to time by Employer.

3.    Manner of Performance of Employee's Duties

      Employee shall at all times faithfully, industriously, and to the best of his ability, experience and talent perform all duties that may be required of and from him pursuant


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      to the express and implicit terms hereof,  to the reasonable  satisfaction of Employer. Such duties shall be rendered at the above mentioned premises and at such other place or places as Employer shall in good faith require or as the interest, needs, business and opportunities of Employer shall require or make advisable.

4.    Compensation

      Employee acknowledges and agrees that the only compensation and/or benefits that Employee is to receive from Employer are as follows:

      (a) Employee shall receive a base annual salary to be paid in accordance with Employer's customary payro1l practice. The initial amount of Employee's base annual salary shall be EIGHTY THOUSAND DOLLARS ($80,000.00) for the first year of this Agreement, and shall be increased by the amount of TEN THOUSAND DOLLARS ($10,000.00) upon confirmation of the Employer's Chapter 11 Plan. In addition, as of January 1 of each year during the term of this Agreement commencing on January 1, 1997, such base annual salary shall likewise be increased by such amount. Such increases shall not exceed salary of ONE HUNDRED FORTY THOUSAND DOLLARS ($140,000) per annum.

      (b) Employee shall receive a performance bonus for each year during the term of this Agreement. Such bonus shall be equal to an amount which bears the same ratio to Employee's base annual salary for such year as Employer's "net income before taxes" bears to Employer's "gross sales" for such year not to exceed, however, fifty percent (50%) of Employees' base annual salary. Employer's net income before taxes and gross sales shall be equal to those amounts determined by Employer's certified public accountants and reported in Employer's Form 10-K filed with the Securities and Exchange Commission.

      (c) Employee shall receive an automobile allowance of FIVE HUNDRED DOLLARS ($500.00) per month, payable in accordance with Employer's customary payroll practices.

      (d) Employer shall provide health insurance coverage for Employee and Employee's spouse in accordance with Employer's customary health insurance coverage for its employees.

5.    Stock Option

      Employee shall have the option, exercisable annually for three consecutive one-year periods beginning thirty (30) days after confirmation of Employer's Chapter 11 Plan of Reorganization upon ten day's (10) prior notice to Employer, to acquire at a cost of $.06 per share, five percent (5%) per year (up to a total of 15%) of the then issued and outstanding common stock of Employer. Employer and Hope Associates, LLC agree to do whatever is necessary, including the issuance of previously unissued shares and purchasing shares on the open market, to carry out the terms of this paragraph. Failure to exercise such option in any year, except the third year, shall not deprive Employee of the right to exercise the option in a subsequent year. Notwithstanding the foregoing,


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      Employee's  total  stock  ownership  as a result  of the  exercise  of the options granted in this paragraph shall not exceed the percentage of stock Employee would own as if he were a member of Hope Associates, LLC calculated by deriving the total stock of Employer owned by the members plus the stock owned by Employee and dividing the sum by the number of members plus one (1). Employee agrees to adjust his ownership of Employer's stock upon request of Hope Associates, LLC from time to time to comply with this provision.

6.    Duration and Termination of Employment

      The term of this Agreement is for a period of five (5) years, commencing upon April 1, 1996. The employment relationship may be terminated at any time by either party with or without cause. In the event that this Agreement is terminated by Employer without cause, then until the sooner of a period of one year (1) subsequent to such termination, or until Employee obtains other employment, Employer shall continue to pay Employee's base annual compensation, determined upon the date of such termination, and shall continue to provide health insurance coverage to Employee and Employee's spouse upon terms identical to that prior to the termination of this Agreement. Termination without cause will not terminate Employee's stock options hereunder. This paragraph shall survive termination of this agreement.

7.    Employee's Loyalty to Employer's Interest

      Employee shall devote his best efforts and all of his full business time, attention, knowledge and skill solely and exclusively to the business and interest of Employer, and Employee shall be entitled to all benefits, emoluments, profits or other issues arising from or incident to any and all work, services and advice of Employee. Employee expressly agrees that during the term hereof he will not be interested, directly or indirectly, in any form, fashion or manner as partner, officer, director, stockholder, advisor, Employee, or in any other form or capacity in any other business similar to Employer's business or any allied trade.

8.    Nondisclosure of Information Concerning Business

      Employee will not at any time, in any fashion, form or manner directly or indirectly divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature or description concerning any matters affecting or relating to the business of Employer, including without limitation, the names of any of it's customers, the price at which it places it's advertising, or any other information concerning the business of Employer, its manner of operation or its plans, processes or other data of any kind, nature or description without regard to whether any or all of the foregoing matters would be deemed confidential, material or important, except within those perimeters dealing with usual operating procedures in the promotion of business services.

      The parties hereby stipulate that, as between them, the foregoing matters are important, material and confidential and gravely affect the effective and successful conduct of the


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      business of Employer and it's  goodwill,  and that any breach of the terms of this section is a material breach of this agreement.

9.    Trade Secrets

      Employee agrees during the period of his employment by Employer and for a one year period following the termination, for whatever reason, of his employment with Employer and Employee shall keep and hold as confidential all information or trade secrets relating to the business which accrued to him during his course of employment with Employer. Employee agrees not to divulge any trade secrets or any other confidential information pertaining to the business of Employer, including but not limited to, names and addresses of Employer's past or present clients. Employee will not, during or after the term of his employment, furnish to any individual, firm or corporation other than with Employer's written permission any list of clients, suppliers, employees or any other information related to Employer's business.

      It is understood that "trade secrets" as used in this Agreement is deemed to include lists of clients, customers, contracts, lists of suppliers, employees software compilations, operating procedures, licenses, or any other information of whatever nature which gives Employer an opportunity to obtain an advantage over it's competitors who do not have access or know or use it. Employee agrees that, upon separation from Employer, he will return all company property including all copies of any company trade secrets that have been in his possession during the term of his employment. Employee will not make copies of these documents for personal use at any time. After termination of Employee's employment all mail addressed to Employee will be opened by Employer's secretary. Personal mail not relating to Employer's business will be promptly forwarded to Employee. Similarly, all mail received by Employee relating to the company business will be immediately forwarded to Employer.

10.   Covenant not to Compete

      Employee agrees that in the event his employment with Employer is terminated for whatever reason that he will nor for a period of one year from the date of such termination, directly or indirectly engage in any business which is similar to or directly competitive with the business engaged in by Employer, either for Employee's own benefit or for the benefit or any other person, partnership, firm or corporation whatsoever within the United States or internationally. In the event of dismissal or discharge the employment of Employee shall cease, but this Agreement shall remain in full force and effect and neither direct nor indirect dismissal, diminution in salary or compensation, nor condition and status of Employee's employment with Employer shall be any defense to any causes of action brought under this Agreement to enforce this covenant not to compete. Employee hereby consents and agrees that for any violation of any of the provisions of the Agreement, a temporary and/or permanent restraining order or injunction may be issued against him without notice and without the posting of a bond. This right shall be in addition to any other rights which Employer may have, including but not limited to seeking damages from Employee. This paragraph shall survive termination of this agreement.


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11.   Interpretation, Venue and Waiver

      This agreement shall be interpreted and governed under the laws of the State of Florida. Employee consents to the jurisdiction of any court, State or Federal, within Pinellas County, Florida and agrees that all litigation regarding this Agreement shall be brought only in Pinellas County, Florida and further by execution of this agreement the undersigned waives his privilege of venue in suits brought by Employer or against Employer in connection with this Agreement, and the undersigned further waives any and all right he may have in the selection of venue and to trial by jury of this matter.

12.   Descriptive Expressions

      All pronouns used in any gender shall include all genders and all words used in singular number shall include the plural and vice versa wherever the context so permits.

13.   Severability

      The provisions of this Agreement are severable. If any judgment or court order shall declare any provision of the provisions of this Agreement too broad or unenforceable because of its breadth, the court shall determine a smaller area or time period which is enforceable and such enforceable limitation or provision shall be enforced and the other provisions shall not be affected thereby and shall remain in full force and effect.

14.   Entirety

      Employee and Employer agree that this is the entire understanding by both parties and that this Agreement supersedes all prior negotiations and/or written agreements between the parties and that such Agreement may not be amended or modified except in writing signed by Employee or Employer.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written in Clearwater, Pinellas County, Florida.

Witnesses:

________________________                     STARLOG FRANCHISE CORPORATION

                                             BY: /s/ Michael Michaelson
                                                 -------------------------
                                                 Its

/s/ Veronica C. Hughes                       BY: /s/ Jack Fitzgerald
----------------------                           -----------------------
                                                 Employee

This Agreement shall be executed in duplicate; one copy to be retained by Employee and one copy to be retained by Employer.


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